Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

S-1

Boxlight Corporation

Table 1: Newly Registered and Carry Forward Securities

Line Item Type	Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities
Fees to be Paid	Equity	Class A Common Stock, par value $0.0001 per share	(1)	Other	47,112,385	$4.35	$204,938,874.75	0.0001381	$28,302.06

Total Offering Amounts:							$204,938,874.75		28,302.06
Total Fees Previously Paid:									0.00
Total Fee Offsets:									0.00
Net Fee Due:									$28,302.06

__________________________________________
Offering Note(s)

(1)	Pursuant to Rule 416, the securities being registered hereunder include such indeterminate number of additional securities as may be issuable to prevent dilution resulting from stock splits, stock dividends or similar transactions.

The shares of Class A Common Stock registered hereby consist of (i) 30,438,310 shares of Class A common stock issuable upon conversion of 937,500 shares of the Company’s Series D Convertible Preferred Stock, par value $0.0001 per share, representing 200% of the shares currently issuable upon conversion of the Series D Convertible Preferred Stock, assuming conversion at the Adjusted Floor Price as of August 31, 2026, issued pursuant to a securities purchase agreement dated August 5, 2026, (ii) 15,243,507 shares of Class A common stock issued or issuable to Secure Net Capital LLC pursuant to an equity purchase agreement dated August 5, 2026, providing for purchases of up to $15,000,000 of Class A common stock over a 36-month commitment period, including 48,702 commitment fee shares (or shares issuable upon exercise of pre-funded warrants) and up to 194,805 true-up commitment shares (or shares issuable upon exercise of pre-funded warrants) issuable thereunder, and (iii) 1,430,568 shares of Class A common stock issued or issuable to J.J. Astor & Co. upon conversion of amounts owed under the inventory finance agreement dated May 27, 2025, as amended and restated on November 3, 2025, and as further amended on April 1, 2026.

Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended. The proposed maximum offering price per unit and maximum aggregate offering price are based on the average of the high and low price of the Registrant's common stock on September 18, 2026, as reported on the Nasdaq Stock Market LLC.